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                                                                Exhibit 11

                  HIGHWAYMASTER COMMUNICATIONS, INC. AND SUBSIDIARY
                STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                                                                    Three months ended June 30,     Six months ended June 30,
                                                                    ---------------------------- -----------------------------
                                                                        1996           1995           1996           1995
                                                                    -------------  -------------  -------------  -------------
NET LOSS APPLICABLE TO COMMON STOCKHOLDERS
     Loss before accretion and extraordinary item                   ($6,899,000)   ($6,786,000)    $13,268,000)   ($14,029,000)
     Accretion of Series B preferred stock                             (610,000)      (494,000)     (1,220,000)       (988,000)
                                                                    -------------  -------------   -------------  --------------
     Loss before extraordinary item                                  (7,509,000)    (7,280,000)    (14,488,000)    (15,017,000)
     Extraordinary item                                                     ---     (6,980,000)            ---      (6,980,000)
                                                                    -------------  -------------   -------------  --------------
     Net loss applicable to common stockholders                     ($7,509,000)  ($14,260,000)   ($14,488,000)   ($21,997,000)
                                                                    -------------  -------------   -------------  --------------
                                                                    -------------  -------------   -------------  --------------

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
     Weighted average number of shares outstanding,
        net of treasury shares                                       22,035,490     17,641,672      22,029,077      17,567,425
     Additional weighted average shares for assumed
        exercise of stock options,net of shares
        assumed to be repurchased with exersise proceeds                    ---      1,178,822             ---       1,198,804
                                                                    -------------  -------------   -------------  --------------
     Weighted average number of shares outstanding                   22,035,490     18,820,494      22,029,077      18,766,229
                                                                    -------------  -------------   -------------  --------------
                                                                    -------------  -------------   -------------  --------------


NET LOSS PER COMMON SHARE APPLICABLE TO COMMON STOCKHOLDERS
     Loss before accretion and extraordinary item                        ($0.31)        ($0.36)        ($0.60)        ($0.75)
     Accretion of Series B preferred stock                                (0.03)         (0.03)         (0.06)         (0.05)
                                                                    -------------  -------------   -------------  --------------
     Loss before extraordinary item                                       (0.34)         (0.39)         (0.66)         (0.80)
     Extraordinary item                                                     ---          (0.37)           ---          (0.37)
                                                                    -------------  -------------   -------------  --------------
     Net loss applicable to common stockholders                          ($0.34)        ($0.76)        ($0.66)        ($1.17)
                                                                    -------------  -------------   -------------  --------------
                                                                    -------------  -------------   -------------  --------------

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